NEWS RELEASE

Cleveland-Cliffs Declares Regular Cash Dividend
on Common Stock

CLEVELAND—May 13, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.0875 per common share.

This dividend rate is the same as the cash dividend declared on the Company’s common stock in the first quarter of 2008, and represents an increase of 40 percent from the rate declared in last year’s comparable quarter. The cash dividend will be payable on June 2, 2008, to shareholders of record as of the close of business on May 23, 2008.

The cash dividend has been adjusted pursuant to the previously announced 2-for-1 common stock split to be distributed on or about May 15, 2008, to holders of record as of the close of business on May 1, 2008.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations

and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

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